EXHIBIT 99.1


                                [GRAPHIC OMITTED]

CONTACTS: Richard M. Ubinger                             June Filingeri
          Vice President of Finance,                     President
          Chief Financial Officer and Treasurer          Comm-Partners LLC
          (412) 257-7606                                 (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

             UNIVERSAL STAINLESS BOARD ANNOUNCES INTENTION TO ELECT DENNIS OATES TO ADDITIONAL POSITION OF CHAIRMAN OF THE BOARD

     BRIDGEVILLE, PA, FEBRUARY 22, 2010 - UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. (NASDAQ: USAP) announced today that its Board of Directors, in anticipation of the impending retirement from the Board of its current Chairman, Clarence M. ("Mac") McAninch, intends to elect Dennis M. Oates, 57, the Company's President and Chief Executive Officer, to the additional position of Chairman. Mr. McAninch will retire from the Board at the Shareholders' Meeting in May and relinquish his Chairmanship pursuant to the Company's policy on mandatory age limitations for Directors. Pursuant to the Company's policy, individuals may not be nominated for election as a Director of the Company after reaching the age of 75.

     Mac McAninch commented: "When we selected Denny to run the Company day-to-day in 2007, I knew we had a very able and competent individual. I am sure Denny will fulfill the responsibilities of Chairman of the Board with the same enthusiasm, professionalism and ethics that he has demonstrated as President and CEO."

     Dennis M. Oates commented, "I am certainly honored to have the Board's confidence in me to fill the Chairman position, and I will do everything necessary to fulfill the responsibilities and obligations the position requires. On behalf of my fellow directors and our employees, I want to extend our sincerest gratitude to Mac for his vision and untiring effort to make Universal the successful company that it has become. We will all miss Mac's involvement on the Board."

ABOUT UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
------------------------------------------------

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

FORWARD-LOOKING INFORMATION SAFE HARBOR
---------------------------------------

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE "SAFE HARBOR" PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHERS, RISKS

ASSOCIATED WITH THE RECEIPT, PRICING AND TIMING OF FUTURE CUSTOMER ORDERS, RISKS ASSOCIATED WITH SIGNIFICANT FLUCTUATIONS THAT MAY OCCUR IN RAW MATERIAL AND ENERGY PRICES, RISKS ASSOCIATED WITH THE MANUFACTURING PROCESS, LABOR AND PRODUCTION YIELDS, RISKS RELATED TO PROPERTY, PLANT AND EQUIPMENT, AND RISKS RELATED TO THE ULTIMATE OUTCOME OF THE COMPANY'S CURRENT AND FUTURE LITIGATION AND REGULATORY MATTERS. CERTAIN OF THESE RISKS AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) OVER THE LAST 12 MONTHS, COPIES OF WHICH ARE AVAILABLE FROM THE SEC OR MAY BE OBTAINED UPON REQUEST FROM THE COMPANY.

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